EXHIBIT 99.1

Inuvo Sells Discontinued Operation

CLEARWATER, FL – September 28, 2010 – Inuvo®, Inc. (NYSE Amex: INUV), a leading provider of online marketing services, announced today the sale of its Raleigh, North Carolina-based advertising agency. Substantially all of the assets of this traditional advertising agency were sold to its current management.

Inuvo announced its intention to sell the business in 2008 and has accounted for the wholly-owned subsidiary as a discontinued operation since that time. The buyer has agreed to pay approximately $769,000 over the next 90 days and assume the trade debt associated with the business. All the proceeds from the sale will be used to reduce Inuvo’s bank debt. In addition, the Company will report, in the current quarter, a one-time non-cash charge in discontinued operations of approximately $1.2 million.

Richard K. Howe, Inuvo Chief Executive Officer, commented, “The agency was not core to our vision for a marketing technology company. The sale gives us an opportunity to accelerate debt payments and focus on our faster-growing exchange and network businesses.”

About Inuvo®, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an online marketing services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics. To find out more about how you can work with Inuvo, please visit http://www.inuvo.com..

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Inuvo are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Inuvo's filings with the Securities and Exchange Commission

Contact
Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
727-324-0176
wallace.ruiz@inuvo.com

Investor Relations
Genesis Select Corporation
Budd Zuckerman, President
303-415-0200 ext 106
bzuckerman@genesisselect.com